CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated June 8, 1998, relating to the financial statements of Value America, Inc., which appear in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.




PricewaterhouseCoopers LLP

Falls Church, VA
July 2, 1998